Exhibit 16.1

[KPMG LLP LETTERHEAD]

January 28, 2019

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Teekay Offshore Partners L.P. (the “Partnership”) and, under the date of March 21, 2018, we reported on the consolidated financial statements of the Partnership as of and for the years ended December 31, 2017 and 2016. On January 16, 2019, we were notified that the Partnership has approved the engagement of Ernst & Young LLP as its principal accountant for the year ending December 31, 2019 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Partnership’s consolidated financial statements as of and for the year ended December 31, 2018, and the issuance of our report thereon.

We have read the Partnership’s statements included under Form 6-K dated January 28, 2019, and we agree with such statements, except that we are not in a position to agree or disagree with the Partnership’s statement that the change was approved by the audit committee of the Board of Directors of Teekay Offshore GP L.L.C. (the “Company”), on behalf of the Company as the general partner of the Partnership and we are not in a position to agree or disagree with the Partnership’s statement that Ernst & Young LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Partnership’s consolidated financial statements.

Yours very truly,

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada